Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Craig M. Audet, Ph.D., Senior Vice President,	David Schull, President
Operations and Head of Global Regulatory Affairs	david.schull@russopartnersllc.com
caudet@arenapharm.com	858.717.2310
858.453.7200, ext. 1612

www.arenapharm.com

Arena Pharmaceuticals Provides Corporate Update and

Reports Second Quarter 2014 Financial Results

— Conference Call and Webcast Scheduled for Today at 8:30 a.m. Eastern Time —

SAN DIEGO, CA, August 1, 2014—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today provided a corporate update and reported financial results for the second quarter ended June 30, 2014.

“We have continued to see encouraging advancements in the US commercialization of BELVIQ, including a 43% quarter-over-quarter increase in estimated total prescriptions and estimated total per week prescriptions surpassing the 10,000 mark,” said Jack Lief, Arena’s President and Chief Executive Officer. “Other recent notable achievements consist of advancing our internally discovered pipeline and lorcaserin life-cycle management programs, and establishing a marketing and supply agreement for BELVIQ in Israel.”

Second Quarter and Recent Developments

BELVIQ® (lorcaserin HCl) CIV US Commercial Update

•	IMS Health estimates that approximately 110,000 prescriptions for BELVIQ were filled in the second quarter of 2014, representing growth of approximately 43% in total prescriptions as compared to the previous quarter.

•	Eisai recorded net product sales for BELVIQ of $9.9 million in the second quarter of 2014.

•	Eisai completed its planned increase of more than 200 new sales representatives in its Metabolic Business Unit, increasing the sales force for BELVIQ by 50% to approximately 600. Eisai expects this further expansion of the sales force will enable them to increase their reach to a total of approximately 92,000 physicians in the United States.

BELVIQ Additional Developments

•	Arena’s wholly owned subsidiary, Arena Pharmaceuticals GmbH, and Teva Pharmaceutical Industries Ltd.’s local Israeli subsidiary entered into a marketing and supply agreement for BELVIQ in Israel. Under the agreement, Arena granted the rights to market and distribute BELVIQ in the territory for weight loss or weight management in obese and overweight patients, subject to regulatory approval of BELVIQ by the State of Israel Ministry of Health.

•	Arena and Eisai participated at the American Diabetes Association’s 74th Scientific Sessions in San Francisco, California, including giving one oral presentation, Lorcaserin Can Improve Weight Loss in Patients with Prediabetes and Reduce Progression to Diabetes in Obese and Overweight Patients, and presenting two posters, Change in A1C in Overweight Patients with Type 2 Diabetes with the Healthy Lifestyle Program Used in the Lorcaserin Phase 3 Trials and Lorcaserin Free Plasma Levels at Recommended Dose are Sufficient to Activate Serotonin 2C but not 2A or 2B Receptors.

•	An article based on post-hoc analyses from the three pivotal Phase 3 trials of lorcaserin entitled, “Early Weight Loss While on Lorcaserin, Diet, and Exercise as a Predictor of Week 52 Weight-Loss Outcomes,” was published in the online issue of Obesity, the official peer reviewed journal of The Obesity Society.

•	BELVIQ was nominated by the Galien Foundation and Awards Committee for the 2014 Prix Galien USA Award in the Best Pharmaceutical Agent category.

Research & Development

•	Arena and Eisai completed enrollment of a 12-week, Phase 2, proof-of-concept trial of approximately 600 active smokers to evaluate lorcaserin as an aid to smoking cessation, and completed enrollment in a pilot study of approximately 225 patients to evaluate the safety of co-administration of lorcaserin with phentermine. Results are expected for both of these studies around the end of the year.

•	Arena initiated dosing in a Phase 1 multiple-ascending dose trial of APD334, a novel, oral drug candidate that targets the sphingosine 1-phosphate subtype 1 (S1P1) receptor, to evaluate the compound for the treatment of a number of autoimmune diseases.

•	Arena was granted US Patent No. 8,778,950, entitled “Cannabinoid Receptor Modulators,” by the United States Patent and Trademark Office for APD371, an agonist of the cannabinoid receptor 2 (CB2). Arena is exploring several potential indications for APD371, including chronic pain, and is currently conducting a Phase 1 program.

Second Quarter 2014 Financial Results

•	Revenues totaled $12.8 million, including $3.5 million in net product sales of BELVIQ, of which $3.1 million represented 31.5% of Eisai’s net product sales and $0.4 million related to redemptions of the 15-day free trial voucher.

•	Research and development expenses totaled $27.0 million.

•	General and administrative expenses totaled $9.1 million.

•	Gain on sale of available-for-sale securities of $33.3 million related to Arena’s investment in TaiGen.

•	Net income was $7.5 million, or $0.03 per share.

•	At June 30, 2014, cash, cash equivalents and short-term investments available-for-sale totaled $219.1 million.

•	At June 30, 2014, approximately 219.8 million shares of common stock were outstanding.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast to provide a corporate update and report second quarter 2014 financial results today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Second Quarter 2014 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Conference Participation

Arena is planning to participate at upcoming investment and industry conferences, including:

•	Piper Jaffray Heartland Summit, August 6-7, 2014, Minneapolis, Minnesota

•	Bank of America Merrill Lynch Global Healthcare Conference, September 17-19, 2014, London, England

About BELVIQ® (lorcaserin HCl) CIV

BELVIQ is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. The exact mechanism of action is not known.

BELVIQ is approved by the US Food and Drug Administration to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes).

Limitations of Use:

•	The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established.

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established.

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation. In patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For additional information about BELVIQ, including important safety information, click here for the full Prescribing Information or visit www.BELVIQ.com.

Arena has granted exclusive marketing and distribution rights for BELVIQ to Eisai Inc. and Eisai Co., Ltd., for most territories worldwide; to Ildong Pharmaceutical Co., Ltd., for South Korea; to CY Biotech Company Limited for Taiwan; and to Teva Pharmaceutical Industries Ltd.’s local Israeli subsidiary, Abic Marketing Limited, for Israel. Composition of matter patents for BELVIQ are issued in major jurisdictions globally that, in most cases, are capable of continuing into at least 2023.

About Arena Pharmaceuticals

Arena is embracing the challenge of improving health by seeking to bring innovative medicines targeting G protein-coupled receptors to patients. Arena’s internally discovered drug, BELVIQ® (lorcaserin HCl), is approved in the United States, and Arena is focused on discovering, developing and commercializing additional drugs to address unmet medical needs. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena® are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication, use, safety, efficacy, mechanism of action, and potential of BELVIQ or lorcaserin; commercialization of BELVIQ, including the expansion of the sales force, other advancements and related significance and expectations; advancing the pipeline; the significance of the post-hoc analyses and their results; rights and obligations under the marketing and supply agreement with Teva’s subsidiary and related expectations and activities; the protocol, design, scope, enrollment, timing, expectations and other aspects of Arena’s or its collaborators’ studies or trials; patent coverage; embracing the challenge of improving health; seeking to bring innovative medicines to patients; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to commercializing drugs, including regulatory, manufacturing, supply and marketing issues and the availability and use of BELVIQ; cash and revenues generated from BELVIQ, including the impact of competition; Arena’s revenues will be based in part on estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and BELVIQ may not be approved for marketing when expected or ever in combination with another drug, for another indication or using a different formulation or in any other territory for any indication; regulatory decisions in one territory may impact other regulatory decisions and Arena’s business prospects; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet regulatory requirements or otherwise be sufficient for (or Arena or a collaborator may not pursue) further research and development, regulatory review or approval or continued marketing; Arena’s ability to obtain and defend patents; the timing, success and cost of Arena’s research and development; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

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Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
Net product sales	$3,529	$1,319	$6,411	$1,319
Eisai collaborative revenue	8,554	66,465	11,901	67,960
Manufacturing services	578	973	1,026	1,738
Other collaborative revenue	140	170	277	283

Total revenues	12,801	68,927	19,615	71,300
Operating Costs & Expenses
Cost of product sales	1,463	581	2,294	1,054
Cost of manufacturing services	547	1,009	1,043	2,654
Research & development	27,025	18,828	48,013	32,836
General & administrative	9,132	8,603	17,169	15,854

Total operating costs & expenses	38,167	29,021	68,519	52,398
Interest & Other Income (Expense)
Interest income	24	16	53	40
Interest expense	(1,735)	(1,778)	(3,482)	(3,565)
Gain from valuation of derivative liabilities	1,006	2,142	896	6,001
Gain on sale of available-for-sale securities	33,277	0	33,277	0
Other	274	(186)	385	(154)

Total interest & other income, net	32,846	194	31,129	2,322

Net income (loss)	$7,480	$40,100	$(17,775)	$21,224

Net income (loss) per share:
Basic	$0.03	$0.18	$(0.08)	$0.10

Diluted	$0.03	$0.18	$(0.08)	$0.09

Shares used in calculating net income (loss) per share:
Basic	219,682	217,940	219,453	217,723

Diluted	225,341	224,528	219,453	224,551

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30, 2014	December 31, 2013
	(unaudited)	[1]
Assets
Cash & cash equivalents	$200,798	$221,878
Short-term investments, available-for-sale	18,313	0
Accounts receivable	7,350	10,602
Inventory	12,594	12,759
Prepaid expenses & other current assets	4,679	3,571
Land, property & equipment, net	77,908	77,388
Acquired technology & other non-current assets	13,030	13,609

Total assets	$334,672	$339,807

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$26,569	$30,827
Total deferred revenues	129,132	139,190
Total derivative liabilities	3,996	4,892
Total lease financing obligations & other long-term liabilities	72,133	73,041
Total stockholders’ equity	102,842	91,857

Total liabilities & stockholders’ equity	$334,672	$339,807

[1]	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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